As filed with the Securities and Exchange Commission on November 23, 2004
                                                   Registration No. 333-

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -----------------------------

                           FREMONT GENERAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                         -----------------------------

                NEVADA                                      95-2815260
    (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                 Identification Number)

                          2425 OLYMPIC BLVD., 3RD FLOOR
                         SANTA MONICA, CALIFORNIA 90404
                    (Address of principal executive offices)


                           FREMONT GENERAL CORPORATION
                    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II
                            (Full title of the plan)

                         -----------------------------

                                 ALAN W. FAIGIN
               CHIEF LEGAL OFFICER, SECRETARY AND GENERAL COUNSEL
                           FREMONT GENERAL CORPORATION
                          2425 OLYMPIC BLVD., 3RD FLOOR
                         SANTA MONICA, CALIFORNIA 90404
                                 (310) 315-5500
                     (Name and address and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                            RICHARD A. BOEHMER, ESQ.
                              O'MELVENY & MYERS LLP
                              400 SOUTH HOPE STREET
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 430-6000

                         -----------------------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                          MAXIMUM       MAXIMUM
                            AMOUNT        OFFERING     AGGREGATE      AMOUNT OF
TITLE OF SECURITIES         TO BE          PRICE        OFFERING    REGISTRATION
  TO BE REGISTERED        REGISTERED      PER UNIT       PRICE           FEE
---------------------   --------------    --------    -----------   ------------

Deferred Compensation   $60,000,000 (2)      100%    $60,000,000          $7,602
Obligations (1)

--------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations being registered are general unsecured obligations of Fremont General Corporation to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the Fremont General Corporation Supplemental Executive Retirement Plan II.

(2) Estimated solely for purposes of determining the registration fee.

The Exhibit Index for this Registration Statement is at page 9.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS


               The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3.        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents of Fremont General Corporation (the "Company") filed with the Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

          (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

          (c) The Company's Current Reports on Form 8-K filed with the Commission on January 29, 2004, May 27, 2004, June 18, 2004 and October 28, 2004.

All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.          DESCRIPTION OF SECURITIES

               The Fremont General Corporation Supplemental Executive Retirement Plan II (the "Plan") provides a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation. Participants in the Plan are key executives of the Company and certain of its affiliates who satisfy certain eligibility requirements and who elect to participate in the Plan.

               The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Company to pay deferred compensation in the future to participating eligible employees in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations will be denominated and payable in United States dollars.

                  Under the Plan, participants may make annual irrevocable elections to defer a specified portion of their compensation to be earned during the following calendar year. The Company will credit an amount equal to the compensation deferred by a participant to that participant's deferral account under the Plan. In addition, the Company may credit matching amounts to the participant's account so that the participant's combined matching contributions in this Plan and the Fremont General Corporation and Affiliated Companies Investment Incentive Plan are equal to the participant's deferral elections, but not to exceed 6% of the participant's eligible compensation. The Company may also credit (1) ESOP contributions above the maximum that may be contributed to the Fremont General Corporation Employee Stock Ownership Plan under Internal Revenue Code limits less any amount credited to the participant's account under a separate plan and
(2) discretionary contributions. Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their accounts except that discretionary contributions may be subject to a vesting schedule. Participants will be eligible to receive distributions of the Deferred Compensation Obligations at a specified in-service distribution date or after their separation from service in a lump sum pursuant to elections made under the rules of the Plan. Key employees must wait 6 months after separation from service, other than as a result of death, to receive a distribution.

               No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan shall be void. The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants. However, the Company reserves the right to amend or terminate the Plan at any time.

               The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite (subject to the Company's ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.


ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL


               Not Applicable.


ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

               The Company's Restated Certificate of Incorporation limits the monetary liability of its directors to the Company or its stockholders for breach of such directors' fiduciary duty to the fullest extent permitted by the law of the State of Nevada ("Nevada Law"), as it is amended from time to time.

               Under the Company's Bylaws, the Company is required, to the maximum extent and in the manner permitted by Nevada law, to indemnify each of its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For the purposes of the Bylaws, a "director" or "officer" of the Company includes any person (i) who is or was a director or officer of the Company, (ii) who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

               The Company is also required to pay all expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required under the Bylaws in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in the Bylaws. The Bylaws further provide that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company against any liability asserted against or incurred by such person in such capacity or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Bylaws.


ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

               Not Applicable.


ITEM 8.        EXHIBITS

               See the attached Exhibit Index at page 9.


ITEM 9.        UNDERTAKINGS

          (a) The undersigned registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                                           (i) To include any prospectus
                          required by Section 10(a)(3) of the Securities Act;

                                           (ii) To reflect in the prospectus any
                          facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                                           (iii) To include any material
                          information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                          provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 23rd day of November, 2004.

                                          FREMONT GENERAL CORPORATION



                                          By:     /s/ Alan W. Faigin
                                                  ------------------------------
                                                  Alan W. Faigin
                                                  Chief Legal Officer, Secretary
                                                  and General Counsel




                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. McIntyre, Louis J. Rampino and Wayne R. Bailey, jointly and severally, as his or her attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE                          TITLE                        DATE
------------------------     -----------------------------    ------------------


/s/ James A. McIntyre        Chairman of the Board             November 23, 2004
------------------------     of Directors
James A. McIntyre


/s/ Louis J. Rampino         President and Chief               November 23, 2004
------------------------     Executive Officer
Louis J. Rampino             (Principal Executive Officer)
                             (Principal Executive Officer)


/s/ Wayne R. Bailey          Executive Vice President          November 23, 2004
------------------------     and Chief Operating Officer
Wayne R. Bailey              and Director

/s/ Patrick E. Lamb          Senior Vice President, and        November 23, 2004
------------------------     Chief Financial Officer and
Patrick E. Lamb              Treasurer (Principal Financial
                             Officer and Principal Accounting
                             Officer)


/s/ Thomas W. Hayes          Director                          November 23, 2004
------------------------
Thomas W. Hayes


/s/ Robert F. Lewis          Director                          November 23, 2004
------------------------
Robert F. Lewis



/s/ Russell K. Mayerfeld     Director                          November 23, 2004
------------------------
Russell K. Mayerfeld


/s/ Dickinson C. Ross        Director                          November 23, 2004
------------------------
Dickinson C. Ross

EXHIBIT INDEX

EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
-------  -----------------------------------------------------------------------

4        Fremont General Corporation Supplemental Executive Retirement Plan II

5 Opinion of O'Melveny & Myers LLP (opinion regarding legality of the securities).

23.1     Consent of Ernst & Young LLP (Independent Registered Public Accounting
         Firm).

23.2     Consent of O'Melveny & Myers LLP (included in Exhibit 5).

24       Power of Attorney (included in this Registration Statement at page 7).